Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 09-08
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI REPORTS SECOND QUARTER 2009 RESULTS

CARENCRO, LA – August 5, 2009 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported second quarter 2009 net income of $0.1 million, or $0.01 per diluted share, on revenues of $32.6 million, compared to net income of $2.6 million, or $0.10 per diluted share, on revenues of $48.9 million for the same period of 2008. The decrease in net income is mainly due to reduced activity across virtually all business lines of OMNI

Brian J. Recatto, President and Chief Executive Officer of OMNI, stated “We continue to face very tough market conditions in each of our business segments caused by the weak economy, lower commodity prices and a sharp decline in North American drilling activity. As natural gas prices continue to be depressed and the rig count both onshore and offshore in the Gulf of Mexico have retreated, we, along with others serving the North American oil and gas service sector, are forced to recognize and deal with severely reduced activity levels. For three consecutive quarters, we have been aggressive in the management of our cost structure, keeping it in line with our business activity levels. We continue to reduce staff, control capital spending and monitor third party cost for savings opportunities. By executing responsible fiscal controls, we expect to maintain our performance and continue to meet the needs of our clients. We have maintained our geographic footprint in key marketing areas and feel we will be in a good position to capitalize on growth opportunities as the market recovers.”

Financial Highlights

– Revenues: Second quarter 2009 revenues decreased by $16.3 million to $32.6 million as compared to the second quarter of 2008. A full quarter contribution by Industrial Lift Truck and Equipment Co., Inc., which was acquired in April 2008, was accretive to Revenue but was offset by reduced activity across most of our service lines due to generally suppressed activity levels in the markets that we serve.

– Operating income: Second quarter 2009 Operating income decreased by $5.0 million, to $1.1 million as compared to the second quarter 2008 due in large part to contraction in our activity levels in response to lower demand for services in support of the oil and gas sector as reflected by our reduced revenue generation.

– Net interest expense: Second quarter 2009 Net interest expense decreased by $1.0 million to $0.7 million due primarily to reduced interest rates supplemented by the reversal of a portion of the interest recorded in 2007 in respect of a Louisiana tax matter affected by the recent enactment of legislation.

– Income tax expense: The effective tax rate for the second quarter 2009 was 46.5% compared to 38.0% in the same period in 2008 due to the effect of permanent differences on a reduced income before tax.

– Earnings before interest, taxes, depreciation and amortization, other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): Second quarter 2009 Adjusted EBITDA was $5.4 million, 44.9% lower than the $9.8 million of Adjusted EBITDA reported for the comparable 2008 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand OMNI’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why OMNI believes this non-GAAP financial measure is useful.

– Balance Sheet: Total debt was $58.1 million and cash and cash equivalents were $2.2 for a net debt position of $55.9 million as of June 30, 2009. As of June 30, 2009, we had revolver credit availability of $14.9 million, of which $3.6 million was being utilized for standby letters of credit and other contingencies.

Brian J. Recatto, President and Chief Executive Officer further commented, “We expect continued pressure and relatively weak pricing in our markets for the remainder of the year. We will continue our vigilance in monitoring and reducing cost at every opportunity and remain centered on delivering quality service to our clients. Going forward, we see additional opportunities to improve efficiency while continuing to maintain acceptable performance levels. We are exploring a number of initiatives in an effort to grow and diversify our commercial activities. We plan to take advantage of geographic and technological opportunities for the benefit of our shareholders. Our employees continue to make OMNI a provider of choice through their steadfast dedication to service and innovation.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, the completion of strategic transactions under consideration by OMNI, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(in thousands, except per share amounts)

Operating revenue

Services	$38,230	$27,102	$70,820	$53,083

Rentals	10,690	5,499	19,061	14,422

Total operating revenue	48,920	32,601	89,881	67,505

Operating expenses:

Direct costs (exclusive of depreciation and amortization shown separately below)

Services	26,692	18,308	51,764	36,496

Rentals	5,432	3,118	9,752	7,577

Depreciation and amortization	3,342	3,443	6,156	6,780

General and administrative expenses	7,357	6,527	16,135	12,699

Total operating expenses	42,823	31,396	83,807	63,552

Impairment of fixed assets	—	73	—	73

Operating income	6,097	1,132	6,074	3,880

Interest expense	(1,723)	(683)	(3,713)	(1,723)

Other income (expense), net	46	(8)	(93)	(2)

Income before provision for income taxes	4,420	441	2,454	2,155

Provision for income taxes	(1,678)	(205)	(1,116)	(990)

Net income	2,742	236	1,338	1,165

Dividends on preferred stock	(121)	(121)	(244)	(241)

Net income available to common stockholders	$2,621	$115	$1,094	$924

Basic income per share:

Net income available to common stockholders	$0.14	$0.01	$0.06	$0.04

Diluted income per share:

Net income available to common stockholders	$0.10	$0.01	$0.05	$0.04

Weighted average common shares outstanding:

Basic	19,384	20,712	19,227	20,653

Diluted	27,544	20,785	22,521	20,717

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), non-cash stock-based compensation and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of our performance using the same measurements that management uses. Adjusted EBITDA is an indication of our ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and six months ended 2008 and 2009.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	Actual	Actual	Actual	Actual
Net income	$2.7	$0.2	$1.3	$1.2
Plus (less):
Interest	1.7	0.7	3.7	1.7
Loss on disposal of fixed assets	—	0.2	0.3	0.3
Other income	—	—	(0.1)	—
Depreciation and amortization	3.3	3.5	6.2	6.8
Non-cash stock items	0.4	0.6	0.5	0.9
Income tax expense	1.7	0.2	1.1	1.0

Adjusted EBITDA	$9.8	$5.4	$13.0	$11.9

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